Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-212376 on Form S-8 of Bank of America Corporation filed with the Securities and Exchange Commission, pertaining to The Bank of America 401(k) Plan and Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan of our report dated June 6, 2017, with respect to the financial statements and supplemental schedule of the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan included in the Annual Report (Form 11-K) as of December 31, 2016 and for the year then ended.

/s/ Morris Davis Chan & Tan LLP

Charlotte, North Carolina

June 6, 2017

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